SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 27, 2014

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11575 Main Street

Suite 400

Broomfield, Colorado 80020

(Address, including zip code, of principal executive offices)

(303) 457-4345

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 27, 2014, Corgenix Medical Corporation, a Nevada corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Centennial Medical Holdings, Inc., a Delaware corporation (“Parent”), and Centennial Integrated, Inc., a Nevada corporation and newly-formed subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.  Parent and Merger Sub are affiliates of Water Street Healthcare Partners, LLC.  The Merger Agreement was approved unanimously by the Company’s Board of Directors.  The description of the Merger Agreement below does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, as filed herewith.

At the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares (i) held by the Company in treasury, (ii) owned by Parent or Merger Sub or any other wholly owned subsidiary of Parent, or (iii) held by shareholders who have perfected and not withdrawn a demand for appraisal rights under Nevada law) will be cancelled and converted automatically into the right to receive $0.27 in cash (the “Merger Consideration”), without interest.  Each Company stock option and warrant which has not been exercised will be cancelled and the holder will be entitled to receive cash equal to the aggregate number of shares of the Company’s common stock issuable upon exercise times the excess, if any, of the Merger Consideration over the per share exercise price, subject to any withholding taxes.  Any holders of options or warrants with an exercise price greater than the Merger Consideration are not entitled to any payment.

Consummation of the Merger is subject to various closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on the Merger (the “Shareholder Approval”), (ii) obtaining all consents or approvals from any governmental entity, (iii) the absence of any pending legal action in which an unfavorable judgment would prevent the consummation of the Merger and (iv) the absence of any order or injunction prohibiting the Merger. Each party’s obligation to consummate the Merger is subject to certain other conditions, including (i) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to materiality exceptions) and (ii) the other party’s performance in all material respects of all obligations required to be performed by it under the Merger Agreement.  In addition, the obligation of Parent and Merger Sub to consummate the Merger is conditioned upon the absence of any condition, circumstance, event, change, occurrence, state of facts or effect that has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company or the ability of the Company to perform its obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement (subject to various exceptions), along with the receipt by Parent of certain consents from third parties. Consummation of the Merger is not subject to a financing condition. If the Merger is not consummated by December 31, 2014, either party has the right to terminate the Merger Agreement, subject to certain conditions.

The Company makes various representations, warranties and covenants in the Merger Agreement, including covenants regarding: (i) the conduct of the business of the Company prior to the consummation of the Merger, (ii) the calling and holding of a meeting of the Company’s shareholders to seek Shareholder Approval and (iii) the use of reasonable efforts to cause the Merger to be consummated.

Under the Merger Agreement, the Company is subject to a “no-shop” restriction on its ability to solicit offers or proposals relating to an alternative acquisition proposal or to provide information to or engage in discussions or negotiations with third parties regarding an alternative acquisition proposal. The no-shop provision is subject to a “fiduciary-out” provision that allows the Company’s Board of Directors to change its recommendation that shareholders vote in favor of the Merger if the Company receives an unsolicited written alternative acquisition proposal that the Company’s Board of Directors determines, after consultation with its financial advisor and outside legal counsel, would result in a transaction more favorable to the Company’s shareholders than the transactions contemplated by the Merger Agreement, and not doing so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. If such a decision were made, the Board may withdraw its recommendation in favor of the merger and then provide information to and participate in discussions with third parties.  The Merger Agreement provides Parent certain rights to match any such superior proposal.  The “fiduciary-out” also allows the Company Board of Directors to change its recommendation that shareholders vote in favor of the Merger in case of “intervening events” or material developments lead the Board of Directors to conclude, after consultation with its financial advisor and outside counsel that in light of such intervening event, failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.  The Merger Agreement also provides Parent with certain rights to negotiate adjustments to the terms and conditions of the Merger Agreement in order to avoid such change in board recommendation.

The Merger Agreement allows the Company and Parent to terminate the Merger Agreement under certain circumstances.  Parent may terminate if the Company Board of Directors changes its recommendation to shareholders to vote in favor of the transaction in accordance with the Merger Agreement, the Company breaches the Merger Agreement, or if the Company enters into an acquisition agreement with a third party following the receipt of a superior proposal (as defined in the Merger Agreement). The Company may terminate the Merger Agreement if it enters into an acquisition agreement with a third party following the receipt of a superior proposal or if Parent breaches the Merger Agreement.  Upon termination of the Merger Agreement under specified circumstances (including upon acceptance of a superior proposal), the Company must pay Parent a termination fee of $324,000 and reimburse Parent for out of pocket expenses up to $400,000. The Merger Agreement also provides that Parent must pay the Company a “reverse termination fee” of $648,000 and reimburse the Company up to $400,000 for out of pocket expenses under specified circumstances.

The representations, warranties and covenants of the Company contained in the Merger Agreement (i) have been made only for purposes of the Merger Agreement; (ii) have been qualified by (a) matters specifically disclosed in any reports filed by the Company with the Securities and Exchange Commission and (b) confidential disclosures made to Parent and Merger Sub in connection with the Merger Agreement; (iii) are subject to materiality qualifications contained in the Merger Agreement that may differ from what may be viewed as “material” by investors; (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected fully or at all in the Company’s public disclosures. The Merger Agreement should not be read alone, but must be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the annual, quarterly and current reports, proxy statements and other documents that the Company files or has filed with the Securities and Exchange Commission.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Voting Agreement

On August 27, 2014, in connection with the Merger Agreement, Parent entered into a voting agreement with all of the Company’s officers and directors who are also shareholders of the Company (the “Shareholders”) and together represented approximately 5.5% the Company’s outstanding shares of common stock as of August 25, 2014. Under the terms of the voting agreement, each of the Shareholders agreed to vote, and irrevocably appointed Parent as its proxy to vote, all of their shares (a) in favor of the approval of the Merger and adoption of the Merger Agreement; (b) against any other acquisition proposal or proposal or transaction that would reasonably be expected to prevent or delay the consummation of the Merger or the Merger Agreement; (c) against any proposal that would reasonably be expected to result in a breach of the Merger Agreement by the Company; (d) in favor of any adjournment or postponement of the special meeting where Shareholder Approval is sought, as requested by Parent; and (e) in favor of any other matter necessary to approve the Merger Agreement or otherwise requested by Parent in order to consummate the Merger.  Under the terms of the voting agreement, each Shareholder agreed not to exercise any appraisal rights or any dissenters’ rights in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.  The voting agreement terminates on the earlier of (a) the effective date of the Merger, (b) the termination of the Merger Agreement and (c) the date the Company’s Board of Directors effects a change in board recommendation pursuant to the Merger Agreement.

The foregoing description of the voting agreement does not purport to be complete and is qualified in its entirety by reference to the voting agreement, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

We caution you that this document may contain disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the Company and the Merger. Forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. These forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties. Factors that could cause events not to occur as expressed in the forward-looking statements in this document include, but are not limited to, unanticipated delays; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted with respect to the Merger; and the inability to complete the Merger due to the failure to obtain the shareholder approval or the failure to satisfy other closing conditions, as well as other risk factors detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 30, 2013 under the captions “Forward Looking Statements” and “Risk Factors” and otherwise in the Company’s reports and filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. The Company assumes no obligation to update, revise or correct any forward-looking statements after the date of this document or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information about the Merger and Where to Find It

This document may be deemed to be solicitation material with respect to the Merger. In connection with the Merger, the Company intends to file a preliminary proxy statement and file or furnish other relevant materials with the Securities and Exchange Commission (the “SEC”). Once the SEC completes its review of the preliminary proxy statement, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed to the shareholders of the Company. THE COMPANY’S INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED OR FURNISHED WITH THE SEC, INCLUDING THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. The proxy statement and other relevant materials (when they become available), and any and all documents filed or furnished by the Company with or to the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s investors and security holders may obtain free copies of the documents filed or furnished by the Company with or to the SEC by directing a written request to Corgenix Medical Corporation, 11575 Main Street, Suite 400, Broomfield, Colorado 80020, Attention: William H. Critchfield.

Participants in the Solicitation

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company with respect to the special meeting of shareholders that will be held to consider the Merger. Information about those executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, which was filed with the SEC on September 30, 2013, and is supplemented by other public filings made, and to be made, with the SEC by the Company. Information regarding the direct and indirect interests of the Company, its executive officers and directors and other participants in the solicitation will be set forth in the proxy statement relating to the Merger when it becomes available and may, in some cases, be different from those of the Company’s security holders generally.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibit

2.1	Agreement and Plan of Merger dated August 27, 2014 by and among Corgenix Medical Corporation,

Centennial Medical Holdings, Inc. and Centennial Integrated, Inc.*
99.1	Press Release dated August 28, 2014
99.2	Voting Agreement dated August 27, 2014 by and among Centennial Medical Holdings, Inc. and Stephen P. Gouze, Robert Tutag, Douglass T. Simpson, William H. Critchfield and Ann L. Steinbarger

*                 Schedules to the Merger Agreement have been omitted in accordance with Item 601(b) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any exhibits or schedules to the Securities and Exchange Commission (the “SEC”) upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2014	CORGENIX MEDICAL CORPORATION

	By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated August 27, 2014 by and among Corgenix Medical Corporation, Centennial Medical Holdings, Inc. and Centennial Integrated, Inc.*
99.1	Press Release dated August 28, 2014
99.2	Voting Agreement dated August 27, 2014 by and among Centennial Medical Holdings, Inc. and Stephen P. Gouze, Robert Tutag, Douglass T. Simpson, William H. Critchfield and Ann L. Steinbarger

*                 Schedules to the Merger Agreement have been omitted in accordance with Item 601(b) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any exhibits or schedules to the Securities and Exchange Commission (the “SEC”) upon its request.